Exhibit 6.10

Execution Version

ENERGY HUNTER RESOURCES, INC.
(A Delaware Corporation)

SUBSCRIPTION AGREEMENT
January 2017

ENERGY HUNTER RESOURCES, INC.
PO Box 540308
Dallas, Texas 75354

Ladies and Gentlemen:

Introduction

The undersigned investor acknowledges having reviewed this Subscription Agreement (this “Agreement”) relating to the offering (the “Offering”) by Energy Hunter Resources, Inc., a Delaware corporation (the “Company”) of Pre-paid Common Stock Warrant (the “Pre-Paid Warrants”).  The undersigned further acknowledges having reviewed the Form of Pre-paid Common Stock Warrant attached to this Subscription Agreement as Exhibit A.  The undersigned understands that the minimum purchase is US$25,000 of Pre-Paid Warrants, unless waived by the Company.

Agreement

This Agreement sets forth the agreement between the undersigned investor (the “Investor”) and the Company relating to Investor’s subscription for, and purchase of, the Pre-Paid Warrants.

1.             Terms of Subscription.

a.          Investor hereby irrevocably subscribes for the purchase of Pre-Paid Warrants in the amount of $[•] (the “Purchase Price”) as set forth on the signature page hereto, payable as provided in Section 2 hereof.  Investor understands and agrees that Investor’s subscription and purchase of Pre-Paid Warrants is subject to the terms of this Agreement and the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) (collectively this Agreement and the Certificate of Incorporation, the “Investment Documents”), as such Investment Documents may be amended from time to time.

b.          Investor understands that any subscriptions may be rejected in whole or in part by the Company in its sole and absolute discretion.  The Company will advise the undersigned as soon as possible, but in any event within 10 days, after receipt of this Agreement and payment for the Pre-Paid Warrants whether all or a portion of this subscription has been accepted or rejected.  If this subscription is rejected in whole or in part, the full amount of this subscription or the appropriate portion thereof, as applicable, will be returned promptly, but in no event later than five (5) days after the date the subscription or portion thereof is rejected, without interest or deduction.  If Investor’s subscription is accepted, the Company will execute a copy of this Agreement and return it to Investor.  The sole evidence of such acceptance is a counterpart of this Agreement duly executed by the Company and delivered to Investor.

c.          Investor hereby acknowledges receipt of a copy of (i) the Investment Documents and (ii) such other documents provided to Investor in connection with a potential investment in the Company, the “Investor Materials”).  Investor has not distributed and will not distribute the Investment Documents or the Investor Materials, or any portion thereof, to any person other than Investor’s investment advisor, accountant or legal or tax counsel (a “Representative”).  Investor agrees that the Investment Documents and the Investor Materials and any other information relating to the Company which is furnished to Investor or any Representative by the Company shall be kept strictly confidential by Investor and such Representative and shall not be disclosed by Investor or such Representative in any manner whatsoever, in whole or in part, it being understood that such Representative will be informed by Investor of the confidential nature of such information and will be directed by Investor to treat such information confidentially.

2.             Payment.  On the date hereof, Investor shall deliver to the Company:

a.          A check in the amount of the Purchase Price payable to “Energy Hunter Resources,” or has delivered such payment by wire transfer of immediately available funds in accordance with the instructions set forth below, which is in full payment of the Purchase Price.

Bank:	Capital One Bank
1110 E. Southlake Blvd.
Southlake, TX 76092
Account Name:	Energy Hunter Resources Inc.
ABA#:	111901014
A/C#:	4670191309

b.          An executed counterpart signature page to this Agreement.

c.          A completed Investor Questionnaire attached hereto as Exhibit C.

3.             Closing.  Closing on the purchase of the Pre-Paid Warrants by the shall occur on the date on which each of the following conditions, have been met (the “Closing Date”):

a.          All deliveries required of the Investor under Section 2 shall have occurred;

b.          The representations and warranties set forth in Section 4 hereof for the Investor shall be true and correct in all material respects on and as of the Closing Date except to the extent any such representation and warranty is made of a specific other date; and

c.          The representations and warranties set forth in Section 5 hereof for the Company shall be true and correct in all material respects on and as of the Closing Date except to the extent any such representation and warranty is made of a specific other date;

If requested by an Investor, an officer of the Company shall certify in writing on the Closing Date as to the satisfaction of the above conditions precedent.

4.             Representations and Warranties of the Investor

a.          The Investor has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an unregistered, non-liquid, high-risk investment such as an investment in the Company and any securities acquired upon the exercise or exchange of the Pre-Paid Warrants (the “Securities”) and has evaluated the merits and risks of such an investment.  The Investor understands that the offer and sale of the Pre-Paid Warrants and the Securities has not been approved or disapproved by the United States Securities and Exchange Commission, or any other federal or state office or agency.  The Investor acknowledges that there is no public market for the Pre-Paid Warrants and Securities, and none is likely to develop.

b.          In purchasing the Pre-Paid Warrants, the Investor is not relying upon any information, other than that contained in this Agreement and the results of its own independent investigation.  The Investor has had an opportunity to ask questions of and receive answers from the Company and its officers concerning the terms and conditions of the purchase of the Pre-Paid Warrants, the proposed operations of the Company and the risks thereof, and all such questions have been answered to the full satisfaction of the Investor.  The Investor has relied on its own professional advisors with regard to the tax and other economic considerations relating to the purchase of the Pre-Paid Warrants and the Securities.

c.          The Investor understands that (a) the Pre-Paid Warrants and the Securities have not been or will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), (b) such Pre-Paid Warrants and the Securities are being offered in reliance upon an exemption from the registration requirements of the Securities Act for transactions by an issuer not involving any public offering and (c) the Investor will have no right to require such registration.  In addition, the Investor understands that it may not sell or transfer the Pre-Paid Warrants and/or the Securities except in compliance with the registration requirement of the Securities Act or pursuant to an applicable exemption therefrom and then, only in accordance with the terms of the Operating Agreement.

d.          The Investor is acquiring its Pre-Paid Warrants and the Securities for its own account, for investment purposes only, and not with a view to the sale or other distribution thereof, in whole or in part.  The Investor is aware that there are substantial restrictions on the transferability of the Pre-Paid Warrants and the Securities and there will be no public market for the Pre-Paid Warrants and the Securities.  The Investor, therefore, may have to bear the risks of its investment for an indefinite period of time.  The Investor acknowledges that it has sufficient liquid assets and is capable of bearing a complete loss of its Purchase Price.

e.          This Agreement, when duly executed and delivered, will constitute the valid and binding agreements of the Investor, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

f.           The Investor is not subject to or obligated under any law, rule or regulation of any governmental authority, material agreement, instrument, license, franchise or permit, or subject to any writ, injunction or decree that would be breached or violated by its execution, delivery and performance of this Agreement.

g.          The Investor, if a company, partnership, trust or other entity, is duly authorized and qualified to become a stockholder in, and authorized to make its capital contributions to, the Company, and the individual or individuals signing this Agreement and giving these representations and warranties, as the case may be, on behalf of the Investor has been duly authorized by us to do so and, the making of such contribution or signing of this Agreement will not conflict with any agreement to which it is a party or violate its governing instrument or violate any applicable governing laws.

h.          Within five days after receipt of a request from the Company, the Investor hereby agrees to provide such information with respect to its status as a stockholder (or potential stockholder) and to execute and deliver such documents as may reasonably be necessary to comply with any and all laws and regulations to which the Company is or may become subject, including, without limitation, the need to determine the accredited status of the Company’s stockholders.  The Investor further agrees that in the event it transfers the Pre-Paid Warrants and/or any Securities, it will require the transferee of such Pre-Paid Warrants and/or any Securities to agree to provide such information to the Company as a condition of such transfer.

i.           The Investor maintains the Investor’s domicile (and is not a transient or temporary resident) at the address shown on the signature page.

j.           The Investor represents that it is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act (the provisions of which are known to and understood by the Investor) and has completed the Accredited Investor Questionnaire attached hereto as Exhibit C.

5.             Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investor:

a.          The Company is a Company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to carry on its business as now conducted and as proposed to be conducted.  The Company has made available for inspection by Investor and its representatives a true, correct, and complete copy of the Certificate of Incorporation of the Company (attached hereto as Exhibit B).

b.          As of the date hereof, the authorized capital stock of the Corporation consists of 500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.0001 per share, of which 999,992 shares Common Stock have been issued and are outstanding.  The issued and outstanding stock ownership table is set forth in Exhibit D attached hereto.

c.          There are no outstanding options, warrants, exchange rights, preemptive rights, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, the issuance, sale, repurchase, transfer or registration of any equity securities of the Company, and the Company has no obligations of any kind to issue any additional securities.

d.          The Company does not currently have any outstanding commitment to acquire, directly or indirectly, any capital stock or other ownership interests in any Company, partnership, joint venture, limited liability company or partnership or other entity.

e.          Any Securities being sold by the Company to the Investor hereunder will, upon the issuance thereof in accordance with the terms of this Agreement, be (i) validly issued and outstanding, (ii) fully paid and non-assessable, (iii) not subject to or issued in violation of preemptive or similar rights, rights of first refusal or other rights, and (iv) free and clear of any and all Liens.

f.           The Company has not ever owned or controlled and does not presently own or control, directly or indirectly, any capital stock or other direct or indirect ownership interest in any other Company, partnership, limited liability company, limited liability partnership, or any association or other business entity.

g.          The Company has full power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board, and no other corporate action on the part of the Company or its stockholders is necessary to authorize the Company to enter into the transactions contemplated hereby.  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except that (i) enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, and (iii) certain obligations may be limited by principles of public policy.

h.          The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder will not (i) conflict with, or result in a breach of any provision of the Articles of Incorporation or bylaws of the Company, (ii) violate any law by which the Company or its properties or assets are bound, or (iii) result in a violation or breach of, or constitute a default under (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default under), or result in the creation of any lien upon, or create (or entitle any person with the giving of notice, the passage of time or otherwise) any rights of termination, cancellation or acceleration in any person with respect to any license, franchise or permit of the Company, or any agreement, contract, indenture, mortgage or instrument to which the Company is a party or by which any of its properties or assets is bound.

i.           No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority (other than filings required to be made under applicable Federal and State securities laws, if any) on the part of the Company, or under any contract to which the Company is a party, is required in connection with the authorization, execution, delivery of this Agreement and performance of all obligations the Company hereunder, and the authorization, issuance and delivery of the Pre-Paid Warrants and the Securities pursuant to this Agreement.

6.             Legends.  Any share certificate evidencing the Securities issued hereunder shall be endorsed with the following legend (in addition to any legend required under applicable securities laws or corporate laws or any other contract between the Investor and the Company):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE.  THESE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER CONTAINED IN A SUBSCRIPTION AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER.  A COPY OF THE AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY.

7.             Covenants of the Company Following Closing.  The Company will use its best efforts to execute a public offering in the amount of at least $25,000,000 by February 28, 2017.

8.             Indemnification.

a.          The Investor agrees to indemnify and hold harmless the Company and its members, managers, employees, agents and officers to the extent permitted by law, for any and all costs, expenses, liabilities or losses (including reasonable legal fees and expenses) which the indemnified party may incur if and to the extent such costs, expenses, liabilities or losses are caused by the inaccuracy or breach by the Investor of any of its Representations and Warranties in Section 4 hereof.  Such obligation shall be limited to the dollar amount of the Investor’s Purchase Price.

b.          If the information supplied herein by the Investor is inaccurate, the offering or sale to the Investor of the Pre-Paid Warrants and the Securities could result in the loss of the exemption from registration under the Securities Act or blue sky laws of certain States upon which the Company is relying in connection with the offering of the Pre-Paid Warrants.  Consequently, the Investor, by completing, executing and delivering this Agreement, acknowledges and represents that the foregoing statements are true and accurate and that the Investor will promptly notify the Company of any changes in the foregoing.

9.             Market Stand-Off Agreement.  The Investor hereby agrees that, to the extent requested by the Company or any managing underwriter retained by the Company, the Investor will not sell, make short sale of, loan, grant any option for the purchase of, or otherwise dispose of (other than to donees who agree to be similarly bound) any of the Securities during a period up to 180 days following the effective date of a registration statement (or offering circular under Regulation A+) relating to securities of the Company filed under the Securities Act for the Company’s initial public offering (or such shorter period as the Company or managing underwriter may authorize).  To enforce the foregoing covenant, the Company may impose stock transfer restrictions with respect to the Securities, and the Investor shall enter into customary lock-up agreements as requested by the Company or any underwriter with respect to the Securities.  Notwithstanding the foregoing, the obligations described in this Section 9 shall not apply to a registration relating solely to employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future.

10.           Tax Consequences.  The Investor has reviewed with the Investor’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement.  The Investor is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Investor understands that the Investor (and not the Company) shall be responsible for the Investor’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

11.           [Omitted].

12.           Miscellaneous.

a.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

b.          Assignment.  This Agreement is not transferable or assignable by the Investor; provided, the Investor may assign its rights and delegate its duties hereunder in their entirety to any affiliate of the Investor.

c.          Amendment or Waiver.  This Agreement, including any provision hereof, including any provision thereof, may not be amended or waived, except by an instrument in writing properly executed by the Investor and the Company

d.          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, personal representatives and assigns.

e.          Adjustment for Stock Split.  All references to the number of Securities in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Securities that may be made by the Company after the Effective Date.

f.          Entire Agreement; Conflicts.  This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the matters described herein and supersede all prior agreements or understandings, written or oral, between the parties with respect thereto.

g.          Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the parties by personal hand delivery, by certified mail, postage prepaid, by recognized international overnight courier service, service fee prepaid, or by facsimile, in accordance with this Section 12(g).  All notices shall be deemed received: (i) if given by hand, immediately, (ii) if given by certified mail, three business days after posting, (iii) if given by overnight courier service, the next business day in the jurisdiction of the recipient or (iv) if given by facsimile, upon receipt thereof by the recipient’s facsimile machine as indicated either in the sender’s identification line produced by the recipient’s facsimile machine or in the sender’s transmission confirmation report as produced electronically by the sender’s facsimile machine, in each case to the parties at their respective addresses set forth on the signature page hereto or at such other address as each party may designate for that party by like notice to the other parties.

h.          Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be identical and may be introduced in evidence or used for any other purpose without any other counterpart, but all of which shall together constitute one and the same agreement.  Signatures of any party transmitted by facsimile or electronic mail (including, without limitation, electronic mailing of a so-called portable document format or “pdf” of a scanned counterpart) shall be treated as and deemed to be original signatures for all purposes, and shall have the same binding effect as if they were original, signed instruments delivered in person.

i.           Further Assurances.  The Investor agrees upon the request of the Company to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Investor has hereby executed this Subscription Agreement as of the date set forth above.

INVESTOR:

By:
Name:
Title:

Mailing Address:
Phone:
E-Mail Address:
U.S. Employer Identification Number:
Country/State of Residence and Domicile:

Purchase Price:

ACCEPTED this ___ day of January, 2017

ENERGY HUNTER RESOURCES, INC.

By:
	Name:	Gary C. Evans
	Title:	Chairman & CEO
PO Box 540308
Dallas, Texas 75354

[Signature Page to Subscription Agreement]

EXHIBIT A

FORM OF PRE-PAID WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE OR EXCHANGE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

PRE-PAID COMMON STOCK WARRANT

Warrant Certificate No.:	Original Issue Date: January 15, 2017

AS CONSIDERATION FOR US$[•] (“Warrant Pre-Payment Amount”), ENERGY HUNTER RESOURCES, INC., a Delaware corporation (the “Company”), hereby certifies that [•], a [  ], or its registered assigns (the “Holder”), is entitled to purchase from the Company the Maximum Share Amount of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, at a purchase price per share of $0.01 (the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this  Pre-Paid Common Stock Warrant  (the “Warrant”).

Capitalized terms not otherwise defined in this Warrant will have the meanings set forth in Section 1.

1.         Definitions.

(a)           “Aggregate Exercise Price” means an amount equal to the product of (a) the number of Exercise Shares in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price.

(b)           “Common Stock” means the Company’s common stock, par value US$0.0001 per share.

(c)           “Corporate Transaction” means:

(i)          the closing of the sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the Company’s assets;

(ii)         the consummation of a merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold a majority of the outstanding voting securities of the capital stock of the Company or the surviving or acquiring entity immediately following the consummation of such transaction); or

(iii)        the closing of the transfer (whether by merger, consolidation or otherwise), in a single transaction or series of related transactions, to a “person” or “group” (within the meaning of Section 13(d) and Section 14(d) of the Exchange Act), of the Company’s capital stock if, after such closing, such person or group would become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding voting securities of the Company (or the surviving or acquiring entity).

For the avoidance of doubt, a transaction will not constitute a “Corporate Transaction” if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction. Notwithstanding the foregoing, the sale of Equity Securities in a bona fide financing transaction will not be deemed a “Corporate Transaction.”

(d)           “Discount” means 25%.

(e)           “Exchange Shares”  (for purposes of determining the type of Equity Securities issuable upon exercise or exchange of this Warrant) means:

(i)          with respect to an exchange pursuant to Section 3.1., shares of the Equity Securities issued in the Next Equity Financing; and

(ii)         with respect to an exchange pursuant to 3.2, shares of Common Stock.

(f)            “Exchange Price” means (rounded to the nearest 1/100th of one cent):

(i)          with respect to an exchange pursuant to Section 3.1, the greater of: (A) the product of (x) 100% less the Discount and (y) the per share purchase price of the Equity Securities issued in the Next Equity Financing; and (B) the quotient resulting from dividing (x) the Valuation Floor by (y) the Fully Diluted Capitalization immediately prior to the closing of the Next Equity Financing;

(ii)         with respect to an exchange pursuant to Section 3.2, the quotient resulting from dividing (x) the Valuation Floor by (y) the Fully Diluted Capitalization immediately prior to the closing of the Corporate Transaction; and

(g)           “Equity Securities” means (i) Common Stock; (ii) any securities conferring the right to purchase Common Stock; or (iii) any securities directly or indirectly convertible into, or exchangeable for (with or without additional consideration) Common Stock. Notwithstanding the foregoing, the following will not be considered “Equity Securities”: (A) any security granted, issued or sold by the Company to any director, officer, employee, consultant or adviser of the Company for the primary purpose of soliciting or retaining their services; (B) any convertible promissory notes issued by the Company; and (C) any SAFEs that have been issued by the Company.

(h)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)            “Exercise Shares” means the Maximum Share Amount.

(j)            “Fully Diluted Capitalization” means the number of issued and outstanding shares of the Company’s capital stock, assuming (i) the conversion or exercise of all of the Company’s outstanding convertible or exercisable securities, including shares of convertible stock and all outstanding vested or unvested options or warrants to purchase the Company’s capital stock; and (ii) solely for purposes of Sections 3 and 4, the issuance of all shares of the Company’s capital stock reserved and available for future issuance under any of the Company’s existing equity incentive plans or any equity incentive plan created or expanded in connection with the Next Equity Financing. Notwithstanding the foregoing, “Fully Diluted Capitalization” excludes: (A) any convertible promissory notes  issued by the Company; (B) any SAFEs issued by the Company; and (C) any Equity Securities that are issuable upon exercise of any outstanding convertible promissory notes or SAFEs.

(k)           “Maximum Share Amount” means the Warrant Prepayment Amount divided by the quotient, resulting from dividing (i) Valuation Floor by (ii) the Fully Diluted Capitalization on the date of the Exercise Notice, rounded up to next whole number,

(l)            “Next Equity Financing” means the next sale (or series of related sales) by the Company of its Equity Securities following the date of issuance of this Warrant from which the Company receives gross proceeds of not less than US$25,000,000.

(m)          “Preferred Stock” means all series of the Company’s preferred stock, whether now existing or hereafter created.

(n)          “SAFE” means any simple agreement for future equity (or other similar agreement) which is issued by the Company for bona fide financing purposes and which may convert into the Company’s capital stock in accordance with its terms.

(o)          “Securities Act” means the Securities Act of 1933, as amended.

(p)          “Valuation Floor” means US$7,500,000.

(q)           “Warrant Shares” means, collectively, the Exchange Shares and the Exercise Shares.

2.          Term of Warrant. Subject to the terms and conditions hereof, at any time or from time to time after the six-month anniversary of the date hereof and prior to 5:00 p.m., Dallas, Texas time, on the tenth anniversary of the date hereof, or, if such day is not a Business Day, on the next preceding Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for the Maximum Share Amount.

3.         Mandatory Exchange for Common Stock.

3.1           Next Equity Financing Mandatory Exchange. At any time after the date hereof provided that Holder has not already exercised this Warrant in accordance with the terms of Section 4, this Warrant will automatically exchange into Exchange Shares upon the closing of the Next Equity Financing. The number of Exchange Shares the Company issues upon such exchange will equal the quotient (rounded down to the nearest whole share) obtained by dividing (x) the Warrant Prepayment Amount on the date of exchange by (y) the applicable Exchange Price. At least five (5) days prior to the closing of the Next Equity Financing, the Company will notify the Holder in writing of the terms of the Equity Securities that are expected to be issued in such financing. The issuance of Exchange Shares pursuant to the exchange of this Warrant will be on, and subject to, the same terms and conditions applicable to the Equity Securities issued in the Next Equity Financing.

3.2           Corporate Transaction Mandatory Exchange.  In the event of a Corporate Transaction prior to the exercise of this Warrant pursuant to Section 4, at the closing of such Corporate Transaction, this Warrant will exchange into that number of Exchange Shares equal to the quotient (rounded down to the nearest whole share) obtained by dividing (x) the Warrant Prepayment Amount on the date of exchange by (y) the applicable Exchange Price.

3.3           Extinguish Warrant Rights  Any mandatory exchange of this Warrant under Section 3 shall extinguish all other rights and obligations hereunder.

3.4           Intended U.S. Federal, State and Local Income Tax Treatment of the Mandatory Exchange.  For all U.S. federal, state and local income tax purposes, the mandatory exchange of this Warrant for Exchange Shares pursuant to Section 3.1 and/or Section 3.2 shall be treated as a recapitalization as described in Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

4.         Exercise of Warrant.

4.1           Exercise Procedure. This Warrant may be exercised from time to time on any Business Day during the Exercise Period, for the Maximum Share Amount, upon:

(a)           surrender of this Warrant to the Company at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with an Exercise Notice in the form attached hereto as Exhibit A (each, an “Exercise Notice”), duly completed (including the Maximum Share Amount) and executed; and

(b)           payment to the Company of the Aggregate Exercise Price in accordance with Section 3.2.

For the avoidance of doubt, this Warrant may not be partially exercised, but may only be exercised in its entirety for the Maximum Share Amount.

4.2           Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Notice, by delivery to the Company of a check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;

5.         Other Agreements of the Parties Relating to an Exchange or Exercise.

5.1           Fractional Shares. The Company shall not be required to issue a fractional Exchange Share upon exchange of any Warrant. As to any fraction of an Exchange Share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Exchange Price.

5.2           Valid Issuance of Warrant, Warrant Shares; Payment of Taxes. With respect to the exercise or exchange of this Warrant, the Company hereby represents, covenants and agrees:

(a)           This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(b)           All Warrant Shares issuable upon the exercise or exchange of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens and charges.

(c)           The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares may be listed at the time of such exercise or exchange (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

(d)           The Company shall pay all expenses in connection with, and all taxes and other governmental charges (other than income taxes) that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise or exchange of this Warrant; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

5.3           Time of Exchange Effectiveness. Notwithstanding any other provision hereof, if a mandatory exchange of this Warrant is to be occur under Section 3 in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exchange may at the election of the Holder be deemed to be effective immediately prior to the consummation of such transaction, subject to the actual consummation of such transaction.

5.4           Reservation of Shares. From and after the date hereof and during the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise or exchange of this Warrant, and the par value per Warrant Share shall at all times be less than or equal to the applicable Exercise Price. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant.

5.5           Financing Agreements. The Holder acknowledges that the exercise or exchange of this Warrant into Warrant Shares pursuant to Sections 3 or 4 may require the Holder’s execution of certain agreements relating to the purchase and sale of such Warrant Shares, as well as lock-up agreements, registration rights, rights of first refusal and co-sale, rights of first offer and voting rights, if any, relating to such securities (collectively, the “Financing Agreements”). The Holder agrees to execute all of the Financing Agreements in connection with a Next Equity Financing.

5.6           Certificates. As promptly as practicable after the exercise or exchange of this Warrant and the issuance of the Warrant Shares, the Company (at its expense) will issue and deliver a certificate or certificates evidencing the Warrant Shares (if certificated) to the Holder, or if the Warrant Shares are not certificated, will deliver a true and correct copy of the Company’s share register reflecting the Warrant Shares held by the Holder. The Company will not be required to issue or deliver the Warrant Shares until the Holder has surrendered this Warrant to the Company (or provided an instrument of cancellation or affidavit of loss).

6.         Representations and Warranties of the Company. In connection with the transactions contemplated by this Warrant, the Company hereby represents and warrants to the Holder as follows:

6.1           Due Organization; Qualification and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or to be in good standing would have a material adverse effect on the Company.

6.2           Authorization and Enforceability. Except for the authorization and issuance of the Exercise Shares, all corporate action has been taken on the part of the Company and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Warrant. Except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights, the Company has taken all corporate action required to make all of the obligations of the Company reflected in the provisions of this Warrant valid and enforceable in accordance with its terms.

7.         Representations and Warranties of the Holder. In connection with the transactions contemplated by this Warrant, the Holder hereby represents and warrants to the Company as follows:

7.1           Authorization. The Holder has full power and authority (and, if an individual, the capacity) to enter into this Warrant and to perform all obligations required to be performed by it hereunder. This Warrant, when executed and delivered by the Holder, will constitute the Holder’s valid and legally binding obligation, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

7.2           Purchase Entirely for Own Account. The Holder acknowledges that this Warrant is made with the Holder in reliance upon the Holder’s representation to the Company, which the Holder hereby confirms by executing this Warrant, that this Warrant, the Exercise Shares, the Exchange Shares, and any Equity Securities issuable upon any exercise or exchange hereunder (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, not as a nominee or agent (unless otherwise specified on the Holder’s signature page hereto), and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Warrant, the Holder further represents that the Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities. If other than an individual, the Holder also represents it has not been organized solely for the purpose of acquiring the Securities.

7.3           Disclosure of Information; Non-Reliance. The Holder acknowledges that it has received all the information it considers necessary or appropriate to enable it to make an informed decision concerning an investment in the Securities. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities. The Holder confirms that the Company has not given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Securities. In deciding to purchase the Securities, the Holder is not relying on the advice or recommendations of the Company and has made its own independent decision that the investment in the Securities is suitable and appropriate for the Holder. The Holder understands that no federal or state agency has passed upon the merits or risks of an investment in the Securities or made any finding or determination concerning the fairness or advisability of this investment.

7.4           Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

7.5           Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Holder agrees to furnish any additional information requested by the Company or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Securities.

7.6           Restricted Securities. The Holder understands that the Securities have not been, and will not be, registered under the Securities Act or state securities laws, by reason of specific exemptions from the registration provisions thereof which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein. The Holder understands that the Securities are “restricted securities” under U.S. federal and applicable state securities laws and that, pursuant to these laws, the Holder must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission (“SEC”) and registered or qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Holder acknowledges that the Company has no obligation to register or qualify the Securities for resale and further acknowledges that, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Holder’s control, and which the Company is under no obligation, and may not be able, to satisfy.

7.7           No Public Market. The Holder understands that no public market now exists for the Securities and that the Company has made no assurances that a public market will ever exist for the Securities.

7.8           No General Solicitation. The Holder, and its officers, directors, employees, agents, stockholders or partners have not either directly or indirectly, including through a broker or finder solicited offers for or offered or sold the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. The Holder acknowledges that neither the Company nor any other person offered to sell the Securities to it by means of any form of general solicitation or advertising within the meaning of Rule 502 of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

7.9           Residence. If the Holder is an individual, then the Holder resides in the state or province identified in the address shown on the Holder’s signature page hereto. If the Holder is a partnership, corporation, limited liability company or other entity, then the Holder’s principal place of business is located in the state or province identified in the address shown on the Holder’s signature page hereto.

7.10         Foreign Investors. If the Holder is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), the Holder hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities, including (a) the legal requirements within its jurisdiction for the purchase of the Securities; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, exercise, redemption, sale, or transfer of the Securities. The Holder’s subscription and payment for and continued beneficial ownership of the Securities will not violate any applicable securities or other laws of the Holder’s jurisdiction. The Holder acknowledges that the Company has taken no action in foreign jurisdictions with respect to the Securities.

8.         Miscellaneous.

8.1           Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Warrant will inure to the benefit of, and be binding upon, the respective successors and assigns of the parties; provided, however, that the Company may not assign its obligations under this Warrant without the written consent of the Requisite Warrantholders. This Warrant is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Warrant.

8.2           Governing Law. This Warrant will be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

8.3           Counterparts. This Warrant may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.4           Titles and Subtitles. The titles and subtitles used in this Warrant are included for convenience only and are not to be considered in construing or interpreting this Warrant.

8.5           Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by email or confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at the addresses shown on the signature pages hereto (or to such email address, facsimile number or other address as subsequently modified by written notice given in accordance with this Section 7.5).

8.6           No Finder’s Fee. Each party represents that it neither is nor will be obligated to pay any finder’s fee, broker’s fee or commission in connection with the transactions contemplated by this Warrant. The Holder agrees to indemnify and to hold the Company harmless from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the transactions contemplated by this Warrant (and the costs and expenses of defending against such liability or asserted liability) for which the Holder or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold the Holder harmless from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the transactions contemplated by this Warrant (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.7           Expenses. Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Warrant.

8.8           Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.9           Entire Agreement; Amendments and Waivers. This Warrant constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. Any term of this Warrant may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holder. Any waiver or amendment effected in accordance with this Section 8.9 will be binding upon each future holder of this Warrant and the Company. The Company’s agreements with each of the holders of Warrants are separate agreements, and the sales of the Warrants to each of the holders thereof are separate sales.

8.10          Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provisions will be excluded from this Warrant and the balance of the Warrant will be interpreted as if such provisions were so excluded and this Warrant will be enforceable in accordance with its terms.

8.11         Transfer Restrictions.

(a)           Without in any way limiting the representations and warranties set forth in this Warrant, the Holder further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to make the representations and warranties set out in Section 7 and:

(i)          there is then in effect a registration statement under the Securities Act covering such proposed disposition, and such disposition is made in connection with such registration statement; or

(ii)         the Holder has (A) notified the Company of the proposed disposition; (B) furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition; and (C) if requested by the Company, furnished the Company with an opinion of counsel reasonably satisfactory to the Company that such disposition will not require registration under the Securities Act.

The Holder agrees not to make any disposition of any of the Securities to the Company’s competitors, as determined in good faith by the Company.

(b)           Legends. The Holder understands and acknowledges that the Securities may bear the following legend:

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE OR EXCHANGE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE ACT.

8.12         Holder Not Deemed a Stockholder; Limitations on Liability. Except as otherwise specifically provided herein, prior to the issuance to the Holder of the Exercise Shares or Exchange Shares to which the Holder is then entitled to receive upon the due exercise or mandatory exchange of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 8.12, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

8.13          Exculpation among Warrantholders. The Holder acknowledges that it is not relying upon any person, firm, corporation or stockholder, other than the Company and its officers and directors in their capacities as such, in making its investment or decision to invest in the Company. The Holder agrees that no other holder of the Warrants, nor the controlling persons, officers, directors, partners, agents, stockholders or employees of any other holder of the Warrants, will be liable for any action heretofore or hereafter taken or not taken by any of them in connection with the purchase and sale of the Securities.

8.14         Acknowledgment. For the avoidance of doubt, it is acknowledged that the Holder will be entitled to the benefit of all adjustments in the number of shares of the Company’s capital stock as a result of any splits, recapitalizations, combinations or other similar transactions affecting the Company’s capital stock underlying the Exercise Shares that occur prior to the exercise of this Warrant.

8.15         Further Assurances. From time to time, the parties will execute and deliver such additional documents and will provide such additional information as may reasonably be required to carry out the terms of this Warrant and any agreements executed in connection herewith.

8.16         Officers and Directors not Liable. In no event will any officer or director of the Company be liable for any amounts due and payable pursuant to this Warrant.

8.17         Approval. The Company hereby represents that its board of directors, in the exercise of its fiduciary duty, has approved the Company’s execution of this Warrant based upon a reasonable belief that the principal provided hereunder is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation. In addition, the Company hereby represents that it intends to use the principal of this Warrant primarily for the operations of its business, and not for any personal, family or household purpose.

8.18         Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[SIGNATURE PAGES FOLLOW]

ENERGY HUNTER RESOURCES, INC.

By
Name:	Gary C. Evans
Title:	Chairman & CEO

Address:
PO Box 540308, Dallas, Texas 75354

Email Address:

gevans@energyhunter.energy

Agreed to and accepted:

If an individual:

Name:

Address:

Email Address:

If an entity:

[•]

By
Name:
Title:

Address:

Email Address:

APPENDIX A
NOTICE OF EXERCISE

To:    ENERGY HUNTER RESOURCES, INC.

Attention: CEO

 (1)       The undersigned hereby irrevocably elects the right to purchase __________ shares of Common Stock of ENERGY HUNTER RESOURCES, INC., a Delaware corporation (the “Company”), pursuant to the terms of the Warrant having an Original Issue Date of January 15, 2017 (the “Warrant”) between the Company and the holder, and tenders herewith payment of the Purchase Price for such shares in full, together with all applicable transfer taxes, if any, by tendering cash payment of the Exercise Price per share multiplied times the number of shares under such Warrant.

 (2)       Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

(Name)
(Address)

Holder:

By:
Title:
Name:
Date:

EXHIBIT B

CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ENERGY HUNTER RESOURCES, INC.

Energy Hunter Resources, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1.	The original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on May 11, 2016.

2.
This Amended and Restated Certificate of Incorporation, which restates and amends the Original Certificate of Incorporation, has been declared advisable by the board of directors of the Corporation (the “Board of Directors”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 228, 242 and 245 of the DGCL. References to “this Amended and Restated Certificate of Incorporation” herein refer to the Amended and Restated Certificate of Incorporation, as amended, restated, supplemented and otherwise modified from time to time.

3.	The Original Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I.

The name of this corporation (the “Corporation”) is Energy Hunter Resources, Inc.

ARTICLE II.

The registered office of the Corporation in the State of Delaware is to be located at 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801 in New Castle County. The registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV.

The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be (a) 500,000,000 shares of common stock, par value $.0001 per share (“Common Stock”) and (b) 10,000,000 shares of preferred stock, par value $.0001 per share (“Preferred Stock”).

Contingent and effective upon the filing of this Amended and Restated Certificate of Incorporation, every 5.7 outstanding shares of Common Stock, which are outstanding on December 1, 2016, will be combined into and automatically, without any further action by the Corporation or the stockholders thereof, become one (1) outstanding share of Common Stock of the Corporation without increasing or decreasing the par value of each share of Common Stock (the “Reverse Stock Split”).  No fractional share shall be issued in connection with the foregoing combination of the shares pursuant to the Reverse Stock Split. The Corporation will pay in cash the fair value of such fractional shares, without interest and as determined in good faith by the Board of Directors when those entitled to receive such fractional shares are determined.

The Reverse Stock Split shall occur automatically without any further action by the holders of Common Stock, and whether or not the certificates representing such shares have been surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable as a result of the Reverse Stock Split unless the existing certificates evidencing the applicable shares of stock prior to the Reverse Stock Split are either delivered to the Corporation, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	Common Stock

1.
General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein and as may be designated by resolution of the Board of Directors with respect to any series of Preferred Stock as authorized herein.

2.
Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that the holders of the Common Stock are not entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock).

B.	Preferred Stock

1.
Issuance and Reissuance. Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided (“Preferred Stock Designation”).

2.
Blank Check Preferred.  Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions  thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL.  Without limiting the generality of the foregoing, and subject to the rights of any series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

ARTICLE V.

The name and mailing address of the incorporator is as follows:

Mr. Gary C. Evans
P.O. Box 540308
Dallas, TX 75354

ARTICLE VI.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, make, alter, amend, repeal and rescind any or all of the bylaws of the Corporation, whether adopted by them or otherwise. Any adoption, amendment or repeal of the bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Board of Directors. Stockholders shall also have the power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation shall not be adopted, altered, amended or repealed by the stockholders of the Corporation (A) prior to the first date on which the Common Stock of the Corporation is listed or quoted on a national securities exchange (the “Trigger Date”), except by the affirmative vote of holders of not less than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, or (B) on and after the Trigger Date, except by the affirmative vote of holders of not less than 66 2⁄3% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. No bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board of Directors that was valid at the time it was taken.

ARTICLE VII.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Until the first annual meeting of stockholders to occur following the Trigger Date, the directors, other than those who may be elected by the holders of any series of Preferred Stock specified in the related Preferred Stock Designation, shall consist of a single class, with the initial term of office to expire at such first annual meeting of stockholders to occur following the Trigger Date, and each director shall hold office until his successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal. For purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders after their election, with each director to hold office until his successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal.

On and after the first annual meeting following the Trigger Date, the directors, other than those who may be elected by the holders of any series of Preferred Stock specified in the related Preferred Stock Designation, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office of the first class to expire at the second annual meeting of stockholders following the Trigger Date, the initial term of office of the second class to expire at the third annual meeting of stockholders following the Trigger Date, and the initial term of office of the third class to expire at the fourth annual meeting of stockholders following the Trigger Date, with each director to hold office until his successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal, and the Board of Directors shall be authorized to assign members of the Board of Directors, other than those directors who may be elected by the holders of any series of Preferred Stock, to such classes at the time such classification becomes effective. Beginning at the second annual meeting of stockholders following the Trigger Date and for each annual meeting thereafter, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal.

Subject to applicable law, the rights of the holders of any series of Preferred Stock, if any, then outstanding, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, resignation, disqualification or removal of any director or from any other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled (A) prior to the Trigger Date, by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, or the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, voting together as a single class and acting at a meeting of the stockholders or by written consent (if permitted) in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation, and (B) on or after the Trigger Date, solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his predecessor. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

Until the Trigger Date, subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation thereunder), any director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, voting together as a single class and acting at a meeting of the stockholders or by written consent (if permitted) in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation. On and after the Trigger Date, subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) thereunder), any director may be removed only for cause, upon the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, voting together as a single class and acting at a meeting of the stockholders in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation.

The number of directors of the Corporation shall be determined in the manner set forth in the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII.

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

Prior to the Trigger Date, any action required or permitted to be taken at any annual meeting or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On and after the Trigger Date, subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock and except as otherwise expressly provided by the terms of any series of Preferred Stock (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock)  permitting the holders of such series of Preferred Stock to act by written consent, if any, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the Board of Directors; provided, however, that prior to the Trigger Date, special meetings of the stockholders of the Corporation may also be called by the Secretary of the Corporation at the request of the holders of record of a majority of the outstanding shares of Common Stock. The authorized person(s) calling a special meeting may fix the date, time and place, if any, of such meeting. On and after the Trigger Date, subject to the rights of holders of any series of Preferred Stock, the stockholders of the Corporation do not have the power to call or request a special meeting of stockholders of the Corporation. The Board of Directors may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board of Directors.
ARTICLE IX.

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE X.

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

ARTICLE XI.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added, or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

ARTICLE XII.

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE XIII.
The Corporation shall not be governed by or subject to the provisions of Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto.

ARTICLE XIV.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim against the Corporation, its directors, officers or employees or agents arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Corporation’s bylaws, or (D) any action asserting a claim against the Corporation, its directors, officers or employees or agents governed by the internal affairs doctrine, except as to each of (A) through (D) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or over which the Court of Chancery does not have subject matter jurisdiction. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIV.

If any provision or provisions of this Article XIV shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIV (including, without limitation, each portion of any sentence of this Article XIV containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

To the fullest extent permitted by law, if any action the subject matter of which is within the scope of this Article XIV is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (A) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Article XIV (an “FSC Enforcement Action”) and (B) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Amended and Restated Certificate of Incorporation on this 1st day of December, 2016.

By:	/s/ Gary C. Evans

Name:	Gary C. Evans

EXHIBIT C

CONFIDENTIAL INVESTOR QUESTIONNAIRE

CONFIDENTIAL INVESTOR QUESTIONNAIRE

1.             ACCREDITED INVESTOR QUESTIONS

You represent and warrant to ENERGY HUNTER RESOURCES, INC., a Delaware corporation (the “Corporation”) that you come within one of the categories marked below, and that for any category marked, you have truthfully set forth the factual basis or reason you come within that category.

Please mark each applicable box:

☐	a.	You are: a bank as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); an insurance company as defined in section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) or a business development company as defined in section 2(a)(48) of the 1940 Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of U.S.$5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 and the investment decisions are made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of U.S.$5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

(describe entity)

☐	b.	You are a private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940.

☐	c.	You are a natural person (not a partnership, corporation, etc.) whose individual net worth, or joint net worth with his or her spouse, presently exceeds U.S.$1,000,000. In calculating net worth you may include equity in personal property and real estate (other than your principal residence) cash, short-term investments, stock and securities. Equity in personal property and real estate (other than your principal residence) should be based on the appraised fair market value of such property less debt secured by such property. With regard to your principal residence, you should not include any equity in such property, but any indebtedness secured by the residence that is greater than the appraised value of the residence should be included to reduce your net worth.

❑	d.	You are a natural person who had an individual income in excess of U.S.$200,000,or joint income with your spouse in excess of U.S.$300,000 in each of the last two calendar years, and you reasonably expect to reach the same income level in the current calendar year.

❑	e.	You are a director or executive officer of the Corporation.

❑	f.	You are a corporation, partnership, limited liability company, business trust, or a non-profit organization within the meaning of Section 501(c)(3) of the United States Internal Revenue Code, in each case not formed for the specific purpose of potentially making an investment in connection herewith and with total assets in excess of U.S.$5,000,000.

(describe entity)

❑	g.	You are a trust (not formed for the specific purpose of potentially making an investment in connection herewith) with total assets in excess of U.S.$5,000,000, where the purchase is directed by a “sophisticated person” as defined in Rule 506(b)(2)(ii) promulgated under the Securities Act. Such “sophisticated person” has the knowledge and experience in financial and business matters to capably evaluate the merits and risks of the prospective investment.

❑	h.	You are an entity all the equity owners of which are “accredited investors” within one or more of the above categories.

(describe entity)

❑	i.	You are not a “U.S. Person” as defined in Rule 902 promulgated under the Securities Act.

2.             BACKGROUND AND EXPERIENCE

If Subscriber is an individual, please provide the following information:

(a)	Education:

	School	Field of Degree	Year Conferred

(b)	Occupation:

(c)	Name of Business:

(d)	Type of Business:

(e)	Business Address:

(f)	Position and Duties:

3.             OTHER QUESTIONS

If the subscriber is a partnership, limited liability company, grantor trust or “S” corporation, please mark each applicable box:

☐	You have assets of substantial value other than your investment in the Corporation.

☐	You were not formed for the principal purpose of investing in the Corporation.

4.             INVESTMENT COMPANY ACT QUESTIONS

If Subscriber is a corporation, partnership, limited liability company, trust or other entity, please provide the following information:

☐	Subscriber is not an investment company under the 1940 Act for reasons other than the exclusions provided under Sections 3(c)(1) or 3(c)(7) thereof, or

☐
If Subscriber is not an investment company under the 1940 Act in reliance on the exclusions under Sections 3(c)(1) or 3(c)(7) thereof, state the number of beneficial owners of such entity’s securities (other than short-term paper) computed in accordance with Section 3(c)(1).

NUMBER OF BENEFICIAL OWNERS OF ALL SECURITIES: _________________

EXHIBIT D

ISSUED AND OUTSTANDING COMMON STOCK

Investor Name	Street Address	City	State	Zip/Postal Code	Shares of Common Stock	Ownership Percentage
Gear, Harold	40 Oceanside Circle	St. Augustine	Florida	32080	8,771	0.877%
Satellite Overseas (Holdings) Limited (Rajiv Modi, Director)	7 Hill Street	Douglas	Isle of Man	IM1 1EF	350,877	35.088%
Joe L. McClaugherty	PO Box 8680	Sante Fe	New Mexico	87504	17,543	1.754%
McNicoll & Co. LLC (Patrice McNicoll, Managing Member)	215 W 78th St, Apt 9A	New York	New York	10024	35,087	3.509%
Michael A. McManus	100 White Plains Road	Bronxville	New York	10708	26,315	2.632%
Seth Appel	11 Carey Drive	Bedford	New York	10506	17,543	1.754%
The Brian G. Burgher 2006 Irrevocable Trust (Brian Burgher as trustee)	44A East Broad Oaks Drive	Houston	Texas	77056	8,771	0.877%
Mark W. Hobbs	5124 North Meadow Ridge Circle	McKinney	Texas	75050	8,771	0.877%
Gary Evans	PO Box 540308	Dallas	Texas	75354	500,000	50.000%
Dial M. Dunkin	PO Box 2186	Harlingen	Texas	78551	17,543	1.754%
Quest IRA, Inc., FBO Victor G. Carrillo (IRA #2417511)	17171 Park Row Drive, Suite 100	Houston	Texas	77084	8,771	0.877%
Total					999,992	100%

D-1